Exhibit 10.5
OBA Bank

Incentive Compensation Program

July 1, 2008 – June 30, 2009

I.	PROGRAM PHILOSOPHY

OBA Bank’s Incentive Compensation Program is designed to recognize and reward those employees who make the greatest contribution to the success of the Bank, in terms of the organization’s Mission Statement and Goals. The Program reinforces the organization’s values and recognizes the performance level of employees. It is designed to stimulate the accomplishment of the organization’s strategic plans and solutions to the organization’s challenges while reinforcing the Bank’s commitment to total quality management, service excellence and pay-for-performance.

II.	PROGRAM POLICY

A.	The Incentive Compensation Program is structured in two levels:

1) Individual Incentive Matrices: Incentive awards for Senior Management, Department Managers, Business Development Officers and Branch Managers will be will be based on performance objectives detailed in their individual incentive matrix.

2) Nonindividual Incentive Awards: Incentive awards for all other exempt and nonexempt staff will be based on a combination of the Organization’s Financial Performance and the attainment of Individual Performance Objectives.

III.	PROGRAM DESCRIPTION

A.	Individual Incentive Matrices

Individual incentive matrices have been developed based on functional job titles. The amount of Incentive Compensation as a percent of base compensation varies by functional title and is set annually based on the needs of the Organization. Points are awarded based on the attainment of specific quantifiable organizational and individual goals. There are four levels of performance:

20300 Seneca Meadows Parkway  ¡   Germantown, MD 20876  ¡  Phone (301) 916.0742

OBA Bank

1.	TARGET: Target is the expected level of performance. Goals are based primarily on Fiscal Year Budget requirements. Target equals 100%/100 points.

2.	MINIMUM: Minimum is the lowest acceptable level of performance. Minimum is equal to 50% of Target.

3.	MAX: Max is the highest level of performance. Max is equal to 200% of Target.

4.	UNLIMITED: The President/CEO may designate certain goals deemed to be of high importance to the Organization. These categories are eligible to receive incentive points in excess of the MAX.

B.	Nonindividual Incentive Awards

1.	Organization Level Awards

The categories that will be used to determine the financial performance of the Bank and the basis of Organizational Level Incentive Awards are:

a.	Earnings

b.	Growth

c.	Risk Management

Minimum thresholds will be established annually. Point values will be determined for achieving the minimum threshold. Incentive award payments will be based upon the points earned in both categories.

However, if the Net Income goal is not met, no incentive award will be distributed on the Organizational Level, regardless of the points earned in the other categories. Under the Incentive/Bonus Compensation Program this would mean that no Individual Level Awards would occur and thus no Bonus/Incentive would be awarded at any level in the Bank.

However, the President/CEO in reviewing why the Net Income goal was not met may decide to Award the Individual Level Bonus/Incentives. He may change the dollar amounts of points, if appropriate, to reflect the fact that the Bank did not meet its goals.

20300 Seneca Meadows Parkway  ¡   Germantown, MD 20876  ¡  Phone (301) 916.0742

OBA Bank

2.	Individual Level Awards

Individual Incentive Awards will recognize those employees whose performance is Fully Achieved Requirements (FAR) or Exceeded Requirements (ER). It will also recognize those employees who provide Exceptional Quality Service to both internal and external customers.

IV.	ALLOCATION METHOD

A.	Individual Incentive Matrices:

1.	Incentive Awards will be awarded annually in July.

2.	Incentive Awards will be awarded on the following points allocation:

a.	All Incentive Matrices will be divided into four (4) levels of performance as described in Section III A above.

b.	Each Incentive Matrix will be divided into specific Categories. Each Category will receive a specific point amount. The total points for all Categories will equal 100.

c.	The MINIMUM level of performance must be attained in order to earn any points in a specific Category. Once the MINIMUM requirement has been met, points will be awarded retroactively.

d.	The MINIMUM level of performance must be met in all Categories in order to earn UNLIMITED points in any Category.

3.	Full-time Employees must have completed 6 consecutive months of employment to be eligible to receive an incentive award. The award would be pro-rated based on number of months employed.

B.	Nonindividual Incentive Awards Point Values

1.	Incentive Awards will be awarded annually in July, based on meeting the Organization Level goals. The CEO of the Bank may decide to award Individual Level Awards even if the Organization Level goals were not met.

2.	Incentive Awards will be based on the following points allocation:

20300 Seneca Meadows Parkway  ¡   Germantown, MD 20876  ¡  Phone (301) 916.0742

OBA Bank

   Organization Level Awards = 50 points

   Individual Level Awards = 50 points

3.	Within the Organization Level the 50 points will be divided as follows:

a.	Profitability = 20 points

1)	ROE = 5 points
2)	Net Income = 15 points

b.	Growth = 20 points

1)	Business Loans = 10 points
2)	Core Deposits = 10 points

c.	Risk Management = 10 points

1)	Audit Findings = 5 points
2)	Total Criticized Assets = 5 points

4.	Only employees who’s most recent Performance Rating is Exceeds Requirements (ER) or Fully Achieved Requirements (FAR) would be eligible for Individual and Organization Awards. Full-time Employees must have completed 6 consecutive months of employment to be eligible to receive an incentive award. The award would be pro-rated based on number of months employed.

Part-time employees who have completed 6 consecutive months of employment-based on performance will be eligible to receive a Bonus/Incentive Award at 50% of the value. (e.g. FAR = 90 pts @ $30.00 per point = $1,800 @ 50% = $900)

5.	Within the Individual Level the 50 points will be divided with a rating of ER = 50 points or FAR = 40 points unless the employee has a specific incentive matrix, in which case, the matrix will govern the bonus amount.

V.	SPECIFIC GOALS for 2008 – 2009

A.	Individual Incentive Awards

1.	Please refer to the individual incentive matrices attached hereto.

B.	Nonindividual Incentive Awards

1.	Organization Level Goals = 50 points

20300 Seneca Meadows Parkway  ¡   Germantown, MD 20876  ¡  Phone (301) 916.0742

OBA Bank

a.	Return on Average Equity (Fiscal Year Basis) of 2.77% or greater.
b.	Net Income $1,107,900 or greater.
c.	The total business loan portfolio will grow at 23.72% or greater.
d.	Total core deposits will grow at 10.40% or greater.
e.	No repeat Audit Findings.
f.	Criticized Business Loans shall not exceed 8.00% of Total Capital.

2.	Individual Level Points = 50 points

   Please refer to each individual annual Performance Review and/or Incentive Matrix

*VI.	Point Values for 2008 – 2009

A.	Senior Management Staff (EVP-Support Division, EVP-Sales Division, and VP- HR/Compliance), Business Development Officers (including Business/Retail Banking Group Manager & VP-Residential Lending Manager), Branch Managers, and Department Managers (VP-Information Security, VP-Controller, VP-Loan Administration Manager, VP-Secondary Market Specialist & AVP-Customer Support Manager) – will be based on the attached Matrices.

B.	All Other Exempt Staff -

1 Point = $40.00 (Max. $4,000)

C.	All Other Employees -

1 Point = $ 30.00 (Max. $3,000)

*NOTE: a)	Percentages for employees with individual matrices and point values for all other employees would change from year to year based on the Bank’s budget and net income but could be increased/decreased depending on success/failure at achieving goals & profitability.

b)	Bonus percentage would be calculated on base salary prior to performance—based increase being added. All Bonuses would be lump sum payment, less taxes.

c)	Individual Incentive Matrices and Organizational Goals could change each year or could remain the same from year to year, but would need to be discussed. Goal categories could be added or deleted.

20300 Seneca Meadows Parkway  ¡   Germantown, MD 20876  ¡  Phone (301) 916.0742

2008-2009

EVP – Financial Operations & Technology

CATEGORIES	%/Points	MINIMUM#	TARGET	MAX	UNLIMITED*

Profitability
Return on Average Equity (%)	15	1.385	2.77	5.54	N/A
Net Income ($)	20	553,950	1,107,900	2,215,800	>2,215,800
Efficiency Ratio (%)	15	84.05	84.05	42.03	N/A

Growth
Total Commercial Loan Portfolio (%)	15	11.86	23.72	47.44	N/A
Total Core Deposits (%)	15	5.20	10.40	20.80	>20.80

Risk Management
Repeat Audit Findings (#)	7.5	0	0	N/A	N/A
Repeat Compliance Violations (#)	7.5	0	0	N/A	N/A
Total Past Due Loans >29 days (%)	5	1.00	0.50	0.25	N/A

Percent/Points	100	50	100	200	>200
% Base Salary		6.25	12.5	25	>25

#	Points are accrued but not earned in any Category until Minimum level is attained.
*	Must meet Minimum level in all categories.
(1)	As a % of Total Capital

2008-2009

EVP – Sales & Service

CATEGORIES	%/Points	MINIMUM#	TARGET	MAX	UNLIMITED*

Profitability
Return on Average Equity (%)	10	1.385	2.77	5.54	N/A
Net Income ($)	15	553,950	1,107,900	2,215,800	>2,215,800
Efficiency Ratio (%)	5	84.05	84.05	42.03	N/A

Growth
Total Commercial Loan Portfolio (%)	20	11.86	23.72	47.44	N/A
Total Core Deposits (%)	20	5.20	10.40	20.80	>20.80
New Treasury Services Products (#)	10	52	104	208	N/A

Repeat Audit Findings (#)	5	0	0	N/A	N/A
Repeat Compliance Violations (#)	5	0	0	N/A	N/A
Total Criticized Business Loans (%)(1)	5	8.00	8.00	4.00	N/A
Total Past Due Loans >29 days (%)	5	1.00	0.50	0.25	N/A

Percent/Points	100	50	100	200	>200
% Base Salary		6.25	12.5	25	>25

#	Points are accrued but not earned in any Category until Minimum level is attained.
*	Must meet Minimum level in all categories.
(1)	As a % of Total Capital